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                                                                   EXHIBIT 99.1






              AMEDISYS COMPLETES $9.5 MILLION PRIVATE PLACEMENT OF
                                  COMMON STOCK

                        AMEDISYS TO HOST CONFERENCE CALL
                            TO DISCUSS FIRST QUARTER
                   FINANCIAL PERFORMANCE AND OPERATING RESULTS

BATON ROUGE, Louisiana (April 29, 2002) - Amedisys, Inc. (NasdaqSC: "AMED"), one of America's leading home health nursing companies, today announced that it has placed 1,460,000 shares of Common Stock with private investors at a price of $6.94 per share. The placement, which was arranged by Belle Haven Investments, L.P., provided net proceeds to the Company of approximately $9,500,000.

"The successful completion of this offering marks another significant milestone accomplishment for our Company," stated William F. Borne, Chief Executive Officer of Amedisys, Inc. "We intend on using the proceeds for both debt reduction and general corporate purposes, including possible acquisitions. The transaction greatly improves Amedisys' balance sheet by reducing the debt-to-equity ratio from in excess of 10-to-1 at December 31, 2001 to approximately 2-to-1 following the placement. The increase in working capital will materially assist Amedisys as management evaluates further changes to the Company's debt structure over the coming year."

The D3 Family Fund, L.P. ("D3"), of Camas, Washington, its affiliates and limited partners purchased 1,000,000 shares, or approximately 68% of the shares issued in the private placement.

"We are delighted to welcome D3 as our lead investor in this financing," noted Borne. "D3 thoroughly understands the dynamics of the home health care industry and has been very successful in prior investments involving two of the leading companies in our industry -- Gentiva (Nasdaq: "GTIV") and Pediatric Services of America (Nasdaq: "PSAI") -- during the past two years. The healthcare experience of D3's founder, David Nierenberg, includes the management of Bain & Company's west coast hospital consulting practice in the 1980s, venture capital investments in numerous health care companies during the 1990s, and service on the board of his community hospital in Vancouver, Washington."

"We are confident that this new capital will support Amedisys' growth strategy," commented Mr. Nierenberg. "It gives the Company the flexibility to continue its external growth strategy with a focus on acquiring hospital-based home nursing agencies in the Southern U.S. We also believe the strengthened balance sheet will attract greater interest from Wall Street analysts and institutional investors. We are very excited about the potential of our investment and look forward to working with Bill Borne and his colleagues at Amedisys to build the value and visibility of the Company."

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The Company also announced that it plans to release its operating results for the quarter ended March 31, 2002 on May 6, 2002. The Company will host a conference call with the investment community at 11:00 a.m. EDT the same day.

TO PARTICIPATE IN THE CONFERENCE CALL, PLEASE DIAL 800-388-8975 A FEW MINUTES BEFORE 11:00 A.M. EDT ON MAY 6, 2002. A REPLAY OF THE CONFERENCE CALL WILL BE AVAILABLE UNTIL MAY 13, 2002, BY DIALING 973- 709-2089. THE ACCESS CODE IS #240477 FOR THE REPLAY.

Amedisys, Inc., a leading multi-regional provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq SmallCap Market under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


    Additional information on this Company can be found on the World Wide Web

                             http://www.amedisys.com

                    For further information, please contact:

             Larry Graham, Chief Operating Officer at (225) 292-2031
                                       or
   RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or
                        via e-mail at info@rjfalkner.com